Exhibit 99.2

USANA Health Sciences, Inc.

Q1 2015 Management Commentary,
Results and Outlook

  First quarter net sales increase by 20.3% to $219.4 million
  First quarter EPS increases by 30.4% to $1.50
  Number of active Associates increases by 41.9%
  Company increases outlook for 2015; announces plans to enter 20th market

May 5, 2015

Overview

The first quarter was an excellent start to another promising year for USANA.  Net sales increased by 20.3% to $219.4 million on a year-over-year basis.  Sales growth was driven by overall Associate growth of 41.9%, which was primarily generated by our Asia Pacific region where the number of active Associates increased 58.5% year-over-year.  While our Greater China region again led the way, every region within Asia Pacific generated double-digit sales and customer growth.

First quarter net sales, on a comparative basis, were positively impacted by: (i) continued momentum from the incentive program that the Company offered during the fourth quarter of 2014, which carried over for several weeks into the first quarter of 2015 in China, (ii) incremental sales that occurred ahead of price increases announced in China during the quarter, and (iii) a more favorable operating environment in China compared to the prior-year period.  The Company estimates that the incremental sales ahead of the price increases in China contributed approximately $12 million to net sales for the first quarter of 2015.

During the first quarter, the effect of unfavorable changes in foreign currency exchange rates continued, and reduced net sales by $9.2 million on a comparative basis.

Net earnings for the first quarter increased to $19.7 million, an increase of 19.0% when compared with the prior-year period.  The increase in net earnings was driven by higher net sales. Although gross margins improved year-over-year by 100 basis points and selling, general and administrative expense decreased relative to net sales, higher Associate Incentives expense offset these improvements. On a relative basis, Associate Incentives expense increased 300 basis points, due largely to the previously noted incentive program.   While we expected Associate Incentives to be elevated again during the first quarter as a result of this incentive, it came in modestly higher than anticipated.  As we reported earlier this year, this short-term incentive began at our 2014 Convention, continued for several weeks into 2015 in China, and has now ended.  This incentive was very successful in accelerating several of our key business drivers, including customer growth and unit volume growth.  While we continue to expect our Associate Incentives expense to trend down with the conclusion of this incentive, we now believe that our run-rate for this expense will be modestly higher than originally expected – in the range of 44.0 to 44.5% of net sales for the remainder of 2015.

Earnings per share for the quarter increased by 30.4% to $1.50, due to higher net earnings and a lower number of diluted shares.  The reduced diluted share count contributed approximately $0.13 to earnings per share for the quarter.  Weighted average diluted shares outstanding were 13.1 million at the end of the first quarter of 2015, compared with 14.4 million for the prior-year period. During the quarter, the Company did not repurchase any shares of common stock.  As of April 4, 2015, there was $61.2 million remaining under the current share repurchase authorization.

Regional and Financial Results

Asia Pacific Region | Q1 2015 Net Sales of $155.9 million; 71.0% of Consolidated Net Sales

Net sales in our Asia Pacific region increased by 31.4% year-over-year.  The number of active Associates in the region increased by 58.5% year-over-year and 9.8% sequentially.  This performance was the result of double-digit year-over-year growth in both active Associates and net sales in each of our Greater China, Southeast Asia Pacific, and North Asia regions.  Net sales in the region were negatively impacted by $5.5 million due to a strengthening U.S. dollar.

Greater China.  Net sales in Greater China increased 43.0% year-over-year due to growth in Mainland China.  Specifically, local currency sales in Mainland China increased 121% year-over year, while the number of active Associates increased 130%.  Net sales in the region were negatively impacted by $2.0 million due to a strengthening U.S. dollar.

The incentive that we offered during the fourth quarter, which carried over into mid-February, was a key driver of our sales and customer growth in Mainland China.  As previously noted, sales in China also benefited from higher-than-anticipated incremental sales ahead of price increases that were announced during the quarter.  Finally, the overall operating environment for our business in Mainland China has improved compared to the prior-year period. This improvement has enabled our Associates to share our products and business opportunity in China with greater success.

During the quarter, we continued to make progress on renovating our branch service center locations throughout China.  Additionally, the construction of our new state-of-the-art production facility in Beijing is progressing and we anticipate that this facility will be operational in early 2016.

Southeast Asia Pacific.  The 12.1% net sales increase in the Southeast Asia Pacific region was driven by a double-digit Associate growth in most markets within the region.  Malaysia and the Philippines led the way where local currency net sales increased 42.9% and 20.3%, respectively.  The number of active Associates also increased by 40.0% in Malaysia and 22.2% in the Philippines.  Australia, New Zealand and Thailand also delivered strong growth in both sales and Associates.  Net sales in the region were negatively impacted by $3.0 million due to a strengthening U.S. dollar.

The short-term incentive program that we offered during the fourth quarter of 2014, along with another smaller promotion that we offered during the first quarter, contributed to the momentum we are seeing throughout this region.

North Asia.  Net sales in North Asia increased 26.6% year-over-year as a result of 46.9% local currency sales growth and 42.9% Associate growth in South Korea.  Net sales in the region were minimally impacted by a strengthening U.S. dollar.  We continue to be pleased with the momentum that we are seeing in our Korean market.

Americas and Europe Region | Q1 2015 Net Sales of $63.5 million; 29.0% of Consolidated Net Sales

In the Americas and Europe region, net sales on a year-over-year basis were essentially flat, while the number of active Associates increased 4.9%.  On a comparable 13-week period basis, net sales increased 6.0% sequentially.  Year-over-year, net sales were negatively impacted by $3.7 million due to a strengthening U.S. dollar.  We were pleased to see double-digit local currency sales growth in every market within the region outside the U.S.  In particular, Canada and Mexico generated local currency sales growth of 14.8% and 20.3% respectively.  The number of active Associates increased 8.0% in Canada and 21.4% in Mexico.

Balance Sheet

We ended the first quarter with $128.6 million in cash and cash equivalents, zero debt, and $101.1 million in net working capital. Inventories increased 12.6% since year-end 2014.  This increase can be attributed to: (i) higher inventory demands in China, where sales have increased significantly and where we are preparing to transition to our new facility,  (ii) larger in-transit shipments as a result of west coast port congestion, and (iii) increased inventory in preparation for our Asia Pacific convention, which we held in Singapore during April.

Quarterly Income Statement Discussion

Gross margins improved 100 basis points year-over-year, due in large part to changes in our market sales mix.  This improvement was partially offset by the negative impact of a strengthening U.S. dollar.

Associate incentives expense for the quarter increased 300 basis points year-over-year to 46.2% of net sales.  As noted previously, the relative increase in Associate Incentives expense was due largely to the incentive we began offering during the fourth quarter, which carried over into the first quarter of 2015.

Throughout 2015, market-specific incentives and promotions will continue to be offered, but on a smaller scale than the incentive offered during the past two quarters.  These incentives will be consistent with our primary goal of generating long-term customer growth as we seek to improve the overall health and nutrition of individuals and families around the world.

Selling, general and administrative expense was 22.7% of net sales, a decrease of 170 basis points compared to the prior year period.  This relative decrease was due primarily to leverage gained on higher sales and the change in timing of costs associated with our annual Asia Pacific Convention, which was held in the second quarter of this year compared to the first quarter of last year.  On an absolute basis, SG&A increased due to expenses related to our business in China, along with our planned investments in infrastructure, brand recognition, and product innovation.

Our effective tax rate for the first quarter was 34.3%, 20 basis points lower than the first quarter of the prior year.  The decrease in the effective tax rate for the quarter was due primarily to increased benefits associated with the U.S. manufacturing deduction.

Outlook

We remain focused on our vision of improving the overall health and nutrition of individuals and families around the world and will continue to focus on several strategies to support this vision, including:

  Increasing our brand recognition, including our relationship as a Trusted Partner and Sponsor of The Dr. Oz Show, with the goal of making it easier for our Associates to talk about USANA with potential customers;
  Advancing our personalization initiative through investments in product and technology innovations; and
  Motivating our Associates with short-term, market-specific incentives directed at driving sales and customer growth.

As a Trusted Partner and Sponsor of The Dr. Oz Show, USANA products have been regularly featured on the show since January.  USANA scientists have also appeared on the show to explain the health benefits of the product featured on the show.  Throughout 2015, additional products will be featured on the show.  While this partnership is primarily intended to facilitate growth in our North America region, we believe that it is making it easier for our Associates around the world to talk about USANA with potential customers.

Finally, we recently announced plans to enter our 20th market, Indonesia, later this year.  With a middle class that is expected to double over the next five years, we’re optimistic about the potential of our business in Indonesia.  International expansion continues to be a key part of our long-term growth strategy.  As with Indonesia, and the other markets we have previously entered, our expansion strategy targets potential markets where direct selling is embraced and our Associate sales force has strong connections.

The Company provided the following updated consolidated net sales and earnings per share outlook for 2015:

  Consolidated net sales between $870 million and $890 million, versus previous outlook of between $850 million and $870 million
  Earnings per share between $6.45 and $6.75, versus previous outlook of between $6.40 and $6.70

As a reminder, USANA’s 2015 fiscal year is a 52-week year and accordingly, will include one less week of sales when compared to the 53-week fiscal year in 2014.

For the full-year 2015, we continue to expect that Earnings from Operations will approach 15% of net sales at the high-end of our net sales range.  Our outlook anticipates:

  A second quarter net sales benefit of approximately $6.0 million from deferred revenue related to the price increases in China, as well sales at our Asia Pacific Convention;
  Associate Incentives expense of 44.0 to 44.5% of net sales for the remainder of 2015;
  Planned capital spending of approximately $45 million for our new facility in China, branch upgrades, and investments in our information technology infrastructure;
  An effective tax rate of approximately 34% for the full-year;
  Continued headwinds from a strengthening U.S. dollar; and
  A diluted share count of approximately 13 million shares with no additional share buyback activity during 2015.

Our outlook reflects our confidence in the fundamental strength of our business and ability to execute our growth strategies.  We are confident in the strategies that we have in place and believe we are positioned to deliver another year of record results for all of our stakeholders.

Kevin Guest	Paul Jones
President	Chief Financial Officer

Forward-Looking Statements

This document contains forward-looking statements regarding future events or the future financial performance of our company.  Those statements involve risks and uncertainties that could cause actual results to differ perhaps materially from results projected in such forward-looking statements.  Examples of these statements include those regarding our strategies and outlook for 2015.  We caution you that these statements should be considered in conjunction with disclosures, including specific risk factors and financial data contained in our most recent filings with the SEC.

Investor Relations Contact	Media Contact
Patrique Richards	Dan Macuga
801-954-7961	801-954-7280
Investor.relations@us.usana.com	Public Relations